  EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ralph E. Davis Associates, Inc. hereby consents to the reference to our firm and to its having audited certain estimates of oil and natural gas reserves as prepared by APCO OIL & GAS INTERNATIONAL INC. (the “Company”). The reserves are attributable to certain interest ownership positions held by the Company for the fiscal year ended December 31, 2010. We hereby further consent to the use of the reserve volumes as reviewed and certified and our report dated February 14, 2011 appearing in the Company’s Form 10-K for the year ended December 31, 2010 and in all current and future registration statements of the Company that incorporate by reference such Form 10-K

RALPH E. DAVIS ASSOCIATES, INC.

By:
Name:	Allen C. Barron, P.E.
Title:	President

March 04, 2011

1717 St. James Place, Suite 460	Houston, Texas 77056	Office 713-622-8955	Fax 713-626-3664	www.ralphedavis.com
Worldwide Energy Consultants Since 1924